Exhibit 99.1
Food Company, Inc.
   One Dole Drive • Westlake Village, CA 91362 • 818-874-4000 • Fax 818-874-4625
NEWS RELEASE
Contact: Marty Ordman
Phone: (818) 874-4834
DOLE FOOD COMPANY, INC. ANNOUNCES ASSET SALE TRANSACTIONS, WHICH WILL YIELD $130 MILLION
WESTLAKE VILLAGE, California — January 29, 2009 — Dole Food Company, Inc. today announced progress on its asset sale transactions. First, Dole has closed the first phase of the previously announced sale of its flowers division. With the closing of the first phase, Dole has now completed the sale of its flowers business and retains only certain real estate of the former flowers division to be sold in the subsequent phases of the transaction. Second, Dole has closed on the sale of certain banana properties in Latin America. Third, Dole has signed a definitive purchase and sale agreement to sell certain property in North America. When the North American property sale closes, towards the end of the first quarter of 2009, Dole will have received net cash proceeds of approximately $84 million from these three transactions. When all phases of the transactions are complete, net proceeds to Dole will be approximately $130 million. The cash proceeds will be used to pay down Dole’s debt under its senior secured credit facilities and/or to reinvest in the business. Pending reinvestment, cash proceeds will be used to pay down Dole’s revolving credit facility.
“Dole is pleased to be moving forward with these asset sale transactions, continuing to execute on our previously announced plan to sell assets to reduce our debt,” said David A. DeLorenzo, President and CEO of Dole.
Dole, with 2007 net revenues of $6.93 billion, is the world’s largest producer and marketer of high-quality fresh fruit and fresh vegetables, and is the leading producer of organic bananas. Dole markets a growing line of packaged and frozen foods and is a produce industry leader in nutrition education and research.
This release contains “forward-looking statements,” within the meaning of the Private Securities Litigation Reform Act of 1995 that involve a number of risks and uncertainties. Forward looking statements, which are based on management’s current expectations, are generally identifiable by the use of terms such as “may,” “will,” “expects,” “believes,” “intends,” “anticipates” and similar expressions. The potential risks and uncertainties that could cause actual results to differ materially from those expressed or implied herein include weather-related phenomena; market responses to industry volume pressures; product and raw materials supplies and pricing; energy supply and pricing; changes in interest and currency exchange rates; economic crises and security risks in developing countries; international conflict; and quotas, tariffs and other governmental actions. Further information on the factors that could affect Dole’s financial results is included in its SEC filings, including its Annual Report on Form 10-K.

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